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RSL COM Completes $100 Million Debt Offering

HAMILTON, Bermuda and NEW YORK, USA--(BUSINESS WIRE)--Nov. 3, 1998-- RSL Communications, Ltd. (NASDAQ: RSLCF) today announced that RSL Communications PLC, a wholly-owned subsidiary of the Company, has completed an offering of $100 million 12 percent Senior Notes due 2008 with net proceeds to the Company after expenses of approximately $91 million.

The offering is subject to customary closing conditions and is expected to close on November 9, 1998.

The issue will be guaranteed by RSL Communications, Ltd. These Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The proceeds from the offering will be used by the Company for (i) the expansion and development of the Company's infrastructure, and (ii) the funding of the Company's operating losses. The $35 million unsecured revolving loan commitment by certain board members and executives of RSL COM announced, on October 22, will remain in effect, subject to customary closing conditions. Upon closing of the offering, the $50 million unsecured standby loan commitment previously announced will terminate.

RSL Communications, Ltd. is a global facilities-based telecommunications company that provides international services, including long distance, calling card, private line, value added and Internet-based services for business, consumers and other carriers worldwide. The Company operates on four continents in twenty countries that account for more than 70 percent of the world's international telecommunications traffic.

This release is available on the RSL Communications website at www.rslcom.com.


Contact:

   RSL COM   Alan Garratt




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